Exhibit 99.1

MicroVision Appoints Christine Chambers as Chief Financial Officer

Public company finance veteran brings proven expertise in operational discipline, transformation, and growth

REDMOND, Wash. – August 10, 2026 – MicroVision, Inc. (NASDAQ: MVIS), a leader in advanced perception solutions for industrial, security and defense, and automotive applications, today announced the appointment of Christine Chambers as Chief Financial Officer, effective August 27, 2026.

Chambers brings more than two decades of financial leadership experience spanning publicly traded and high-growth technology companies, with a track record of helping organizations navigate transformation, strengthen financial and operational discipline, and scale for growth. As CFO, she will lead MicroVision’s global finance organization and play a key role in supporting the company’s strategic priorities as it expands commercialization of its lidar, perception software, and semiconductor technologies across multiple markets.

“Christine is joining MicroVision at an important point in our evolution,” said Glen DeVos, Chief Executive Officer of MicroVision. “Over the past year, we have significantly expanded our technology portfolio and the markets we can serve, while maintaining a clear focus on disciplined execution and building a sustainable business. Christine brings deep public company experience, strong financial leadership, and a growth-oriented mindset that will be valuable as we convert our technology and customer opportunities into long-term value.”

Chambers most recently served as Chief Financial Officer of Nasdaq-listed Fusemachines Inc., an enterprise artificial intelligence company, where she helped align the company’s financial operations and business priorities to support its growth strategy. Previously, she served as Chief Financial Officer, Treasurer and Secretary of Nasdaq-listed PetMed Express, Inc., and as Senior Vice President, Chief Financial Officer and Treasurer of then-Nasdaq-listed RealNetworks, Inc. She also held senior finance leadership positions at Rosetta Stone.

“I am excited to join MicroVision at a time when the company has built a differentiated technology portfolio and is increasingly focused on converting that foundation into commercial growth,” said Chambers. “I look forward to working with Glen and the leadership team to bring financial discipline and rigor to our execution, support the company’s growth across its target markets, and create sustainable long-term value for our shareholders.”

Chambers earned an MBA from the University of Washington and a bachelor’s degree in finance from Loughborough University in the United Kingdom. She is an Associate Member of the Chartered Global Management Accountants (CGMA).

“On behalf of the company, I would like to thank Steve Hrynewich for leading our finance organization on an interim basis these past several months,” continued DeVos.

About MicroVision

MicroVision is defining the next generation of lidar-based perception solutions for automotive, industrial, and security & defense markets. As the industry moves beyond proof of concept toward value, deployment, and commercialization, MicroVision delivers integrated hardware and software solutions designed for real-world performance, automotive-grade reliability, and economic scalability. With engineering centers in the U.S. and Germany, MicroVision leads the industry in depth and breadth of its portfolio, with both short- and long-range lidar solutions, featuring solid-state sensors with varying wavelengths, advanced sensor architectures, design-to-cost engineering, and open software solutions.

For more information, visit the Company’s website at www.microvision.com, on Facebook at www.facebook.com/microvisioninc, and LinkedIn at https://www.linkedin.com/company/microvision/.

Investor Relations Contact

Jeff Christensen

Darrow Associates Investor Relations

MVIS@darrowir.com

Media Contact

Heidi Davidson - For MicroVision

heidi@galvanizeworldwide.com

(914) 441-6862